Exhibit 10.26

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Certain identified information marked with “[***]” has been omitted from this document because it is both (i) not material and (ii) the type that the registrant treats as private or confidential.

COMPONENT SUPPLY AGREEMENT

This Component Supply Agreement (the “Agreement”) is entered into on the date indicated below and made between:

(1)	Polestar New Energy Vehicle Co., Ltd., a limited liability company incorporated under the laws of China (“PSJV”); and

(2)	Zhejiang Haoqing Automobile Manufacturing Co., Ltd. Chengdu Branch, a limited liability company incorporated under the laws of China (‘‘Haoqing”).

Each of PSJV and Haoqing is hereinafter referred to as a “Party” and, jointly, as the “Parties”.

RECITALS

WHEREAS, PSJV manufactures and Haoqing assembles the components for Polestar branded vehicles (“Components”), and have the necessary experience, expertise, and property, plant, and equipment to do so.

WHEREAS, Haoqing may, from time to time, buy from PSJV such Components for assembly into Polestar Branded Vehicles.

WHEREAS, the Parties intend to provide arm’s length compensation for the Components that they buy and sell, as measured by the amount of compensation that uncontrolled Third Parties would have realized in similar uncontrolled transactions under the same or similar conditions.

WHEREAS, given the fact that this is a new area of cooperation between the Parties certain matters still remain to be resolved and this Agreement therefore may be revised after a certain initial period to be agreed upon between the Parties.

NOW THEREFORE, in consideration of the agreements hereinafter set forth and other good and valuable consideration received, the Parties agree as follows:

ARTICLE I:

COMPONENT ORDER AND SUPPLY

1.1. Orders. Haoqing may place or cause to be placed, from time to time at its discretion, Orders with PSJV for Components in accordance with Commercial Terms set forth in Appendix A, as amended or modified from time to time upon mutual agreement between or among the Parties.

1.2. Component Supply. PSJV agrees to fill the Orders by supplying the Components to Haoqing. In that connection, PSJV will maintain the production process to meet and fulfil the Orders, and will acquire or supply all other materials, production factors, Supplies and services necessary.

1.3. Quality. PSJV will ensure that the Components that it supplies to fulfil the Orders are of good quality and meet the agreed standards. PSJV is responsible for properly checking the quality and quantity of the Components that it sells to Haoqing.

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ARTICLE II:

FEES AND PAYMENTS

2.1. Compensation. Haoqing will compensate PSJV in the aggregate for all Components that PSJV supplies during each calendar year, any compensation shall be calculated at arm’s length pricing principle.

2.2. Payments. Haoqing and PSJV will make and receive all payments under this Agreement in accordance with the Commercial Terms set forth in Appendix A.

ARTICLE III:

INTANGIBLES AND INTELLECTUAL PROPERTY RIGHTS

3.1. Intangibles and Intellectual Property Rights. This Agreement does not create or alter any ownership, economic; or financial interest in any Intangibles.

Intangibles, including but not limited to, Intellectual Property Rights created by a Party under the term of this Agreement, if any, shall vest with the creating Party.

3.2. Construction. Nothing in this Agreement will be construed as altering the ownership or licensing of any Intangibles. Accordingly, Haoqing will not pay PSJV a technology license fee (or any similar type of fee) in relation to the Components.

ARTICLE IV:

TERM

4.1. Evergreen Extension. This Agreement automatically extends on January 1st of each year subsequent to the Term set forth in Section 4.2.

4.2. Term. This Agreement shall become effective when signed by duly authorised signatories of each Party and shall, unless terminated in accordance with the provisions for earlier termination contained in Article V, remain in force until and including December 31, 2019 (‘Term”). For purposes of this Agreement, ‘Term” also includes any Evergreen Extension described in Section 4.1 of this Article.

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ARTICLE V:

TERMINATION OF AGREEMENT

5.1. Termination for Insolvency. In case of bankruptcy, insolvency, or the appointment of a receiver for all or substantially all of the assets of a Party throughout the Term, the other Parties may (at their discretion and mutual agreement) terminate this Agreement immediately, in whole or in part (for example, by excluding the terminating Party) by giving written notice of such termination.

5.2. Voluntary Termination. An individual Party may terminate this Agreement, as it pertains to that Party (the “terminating Party’), at any time during the Term without any cause whatsoever (including for example and without limitation, for cause because of a material breach by PSJV or Haoqing), upon giving 12 Months prior written notice to each of the other Parties.

a. Obligations upon Termination. Upon such termination by a terminating Party, neither the terminating Party nor the Parties that are affected by the termination (the “affected Parties”) are exempted from any obligations incurred prior to the date of termination, including the obligations to deliver and take delivery of Components that have been ordered and accepted prior to such termination. Haoqing, however, need not take delivery of or pay for any Component that PSJV delivers (or causes to be delivered) after this Agreement has come to an end.

b. Work in process. Upon receipt of notice of such termination by a terminating Party, the other Party will (unless otherwise directed by the terminating Party in writing) promptly terminate all work under this Agreement, in relation to transactions with the terminating Party. If Haoqing is the terminating party, Haoqing, however, may request that PSJV complete specific items of work that are partially complete, in which case Haoqing will pay a reasonable sum, at no less than arm’s length prices for completing the work.

c. Investments. If the Agreement is terminated by Haoqing and PSJV has made investments in additional capacity in their own facility and/or advance payments to a third party Supplier to invest in additional capacity in relation to a Product and such investments have not been fully depreciated and amortized as at the date of termination, following termination Haoqing shall compensate PSJV the book value of such investment.

5.3. Effect of Termination. In the event of termination under paragraph 5.1 or 5.2 of this Article, the remedies of the terminating Party and each affected Party will be determined by arbitration as set out in Article VII. Further, voluntary termination by a terminating Party will not affect any of the provisions that are intended to continue to have effect after this Agreement has come to an end.

ARTICLE VI:

GENERAL PROVISIONS

6.1. Appendices. The Appendices form a part of this Agreement and are construed and have the same full force and effect as if expressly set out in the body of this Agreement. In case of a conflict between the terms in this Agreement and any Appendix, the terms of the Agreement will prevail.

6.2. Excusable Delay. No Party is liable for damages for failing to perform its obligations under this Agreement when the failure is attributable to an Excusable Delay.

6.3. Performance. If PSJV is unable to perform as required under this Agreement for any reason (but excluding Haoqing’s breach of a material term hereunder) for a period of 21 Days, Haoqing may temporarily resource supplies of Components from elsewhere, without rendering itself in breach of any provision under this Agreement, and may reduce pro tanto the quantity or amounts ordered hereunder. If the above-mentioned term exceeds 180 Days, Haoqing and PSJV will in good faith negotiate appropriate remedies and, as appropriate or necessary, will amend the terms of this Agreement.

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6.4. Notices. Any formal notices under this Agreement, including without limitation notices of breach or termination, required or otherwise given under this Agreement will be given in writing. The notices must, as the case requires, be addressed to the Party to be notified at the following addresses and numbers (including email addresses, where applicable):

g.To PSJV:	Polestar New Energy Vehicle Co., Ltd.

Attn: [***]

Address: 27F, No 501, Dongdaming Road, Sinarmas Plaza, Hongkou District, Shanghai, China

Email: [***]

h. To Haoqing	Zhejiang Haoqing Automobile Manufacturing Co., Ltd. Chengdu Branch

Attn: [***]

Address: No 368, Eastchecheng 7 Road, Longquanyi District,Chengdu, Sichuan Province , China

Email: [***]

6.5. Amendment or Modification. No modification of or waiver regarding this Agreement is effective or binding on either Party unless in writing and executed by a duly authorised representative of each Party.

6.6. Assignment. No Party may assign this Agreement or any right hereunder or interest herein, without the prior written consent of the other affected Party.

6.7. Severability. If any section of this Agreement is held by a court of competent jurisdiction to be void or unenforceable the other sections of this Agreement will continue in effect, and the Parties will endeavour to carry out the intent of the provision so held to be void or unenforceable to the extent permitted by law.

6.8. Taxes and Duties. Each Party is responsible for taxes and duties in line with the financial responsibilities defined in this Agreement.

6.9. Waiver. No delay or failure by any Party to exercise any of its powers, rights, or remedies under this Agreement will operate as a waiver of any such remedies preclude any other or further exercise of them. No waiver by any Party for any breach by the other Party of any provision of this Agreement constitutes a waiver of any subsequent breach of that or any other provision of this Agreement.

6.10. Priority of Agreement. This Agreement’s terms, provisions, and conditions control and have priority over any conflicting or inconsistent terms and conditions that are contained in any agreement that the Parties may have executed on a date prior to this Agreement’s effective date.

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6.11. Governing Language and Law. This Agreement is written in the English language. All questions concerning the construction, validity and interpretation of this Agreement are governed by Chinese law. Any translation of this Agreement into Swedish or Chinese is for the convenience only and the English version shall take precedence.

6.12. Confidentiality. Any policy or procedure established by the Party’s, and appended to this Agreement, regarding handling of information shall be considered part of this agreement and fulfilled by both Parties as well as any Third Party.

Each Party will take reasonable measures to protect the confidentiality of the matters described and addressed in this Agreement. For this purpose, “reasonable measures” means the same measures for the same period that the respective Party takes in relation to its own matters of a similar nature or character. In the event that any Party wishes to discuss the matters herein with any Third Party (other than the Party’s advisors), the Party shall prior to such action obtain the other Party’s written approval hereto, and further ensure the confidentiality of the information by signing appropriate confidentiality agreements with the Third Party.

6.18. Definitions. The definitions set forth in Appendix B control for all purposes of this Agreement.

ARTICLE VII:

DISPUTE RESOLUTION

7.1. Claims. The Parties will use their best efforts to settle any claim for breach of this Agreement, or any claim arising out of a dispute concerning the existence or validity of the Agreement, by reaching a just and equitable settlement satisfactory to the Parties. Both Parties shall appoint a person representing each Party respectively, said representative will consider and put in its best effort in order to resolve any such claim. If such representative cannot settle the claim, any Party may deliver to the other Party or Parties a “Notice of Claim,” which details the notifying Party’s claim.

If the Parties do not settle the claim within 30 Days after delivery of the Notice of Claim, then unless the Parties otherwise agree in writing, the Parties will submit the claim to mediation in accordance with Rules of the Mediation Institute of the Stockholm Chamber of Commerce, unless one of the Parties objects. If one of the parties objects to Mediation or if the Mediation is terminated, the dispute shall be finally resolved by arbitration in accordance with the Arbitration Rules of the Arbitration Institute of the Stockholm Chamber of Commerce. Such arbitration is binding and will result in the sole and exclusive remedy among the Parties in relation to the claim. The Arbitration procedures will be held in English.

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IN WITNESS WHEREOF, the Parties have executed this Agreement on the date indicated below:

POLESTAR NEW ENERGY VEHICLE CO., LTD.

/s/ Lars Danielson
Name: Lars Danielson
Capacity: Legal Representative

ZHEJIANG HAOQING AUTOMOBILE MANUFACTURING CO., LTD. CHENGDU BRANCH

/s/ Xiaolin Yuan
Name: Xiaolin Yuan
Capacity: Legal Representative

Appendices:

A - Commercial Terms

B - Definitions

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Appendix A

COMMERCIAL TERMS

The following Commercial Terms govern this Agreement:

1. Component Supply

1.1. PSJV will supply Haoqing with Components to fulfil Orders placed by Haoqing in accordance with the Prices on an arms lengths principle. PSJV will sell all such Components Ex Works or FCA as appropriately agreed by the parties.

2. Component Orders and Program Volumes

2.1. Haoqing will order and PSJV will supply Components in volumes in accordance with the programming as appropriate and ordering processes that are in current operation, and as amended in the future.

2.2. Haoqing will, to the extent practical and reasonable, provide volume projections to PSJV as part of Haoqing’s annual business planning and budget processes.

2.3. Haoqing and PSJV will use agreed business processes regarding Orders and volumes. Orders will be collected, segmented, scheduled, and submitted using the systems upon which Haoqing and PSJV may agree from time to time.

3. Manufacturing Capacity

3.1. PSJV will install or maintain (as the case may be) during the Term and any extension thereof, the Capacity to manufacture, assemble, and supply Components to Haoqing in the quantities under the Orders, up to the maximum volume as set out in the Capacity Planning Volume.

3.2. Haoqing and PSJV will work together throughout the Term to agree PSJV’s manufacturing Capacity by matching available Capacity to demand with the opportunity to adjust for seasonal and other volume fluctuations.

3.3 If Haoqing request to make any unique capacity investments, the parties shall discuss the consequences hereof and agree upon responsibility split.

4. Component Delivery

4.1. PSJV will deliver the finished Components on the dates that Haoqing specifies in the Orders, or any mutually agreed extended date. If Haoqing does not specify a date for any specific Order, PSJV will assemble, manufacture, and deliver the finished Components within a commercially reasonable time.

4.2. PSJV will deliver the finished Components to Haoqing or its delivery agent, in a deliverable condition and in accordance with the Agreement, at a delivery compound of Facility that the Parties will specify from time to time.

5. Quality, Acceptance, and Inspection

5.1. PSJV will ensure that the terms and conditions that it negotiates with its sub-contractors (if any) provide adequately for Haoqing’s rights in this Section.

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5.2. The quality metrics requirements for in-Plant Facilities will apply to all finished Components. PSJV will meet the objective standards of applicable Plant Quality Standards and PSJV will maintain such standards.

5.4. PSJV is not responsible for damage to Components that occurs after they have been delivered to the appropriate Haoqing’s transportation agent.

5.5. The Parties may amend, by formal written agreement, the inspection processes or other provisions set forth in this Section.

6. Right to Reject

6.1. PSJV will repair any rejected Component within a commercially reasonable time, provided however that Haoqing always has the right to reject a Component that fails to conform to this Agreement. If a particular Component cannot be repaired, PSJV will replace any nonrepairable item. Haoqing may return any rejected Component to PSJV carriage paid and at PSJV’s risk and cost.

7. Defects

7.1. PSJV will physically correct any defects found either prior to acceptance of Components by Haoqing or its designee. Haoqing is not obliged to accept Components if PSJV has not properly corrected the defect. PSJV is entirely responsible for defect correction costs incurred in respect to defects in assembly or manufacture of the Components and will not seek to pass on such costs to Haoqing.

7.2. If in delivering Components under this Agreement, PSJV delivers a Misbuild to Haoqing, Haoqing and PSJV will handle any rejected Misbuilds in accordance with Section 6.1, and PSJV alone will bear all correction costs.

8. Material Planning and Logistics

8.1. Shipments are FCA as agreed between the parties and PSJV will work with Haoqing to arrange the outbound logistics and transportation of Components from its Facility to market destinations specified by Haoqing (and Haoqing Affiliates) on Haoqings behalf. The responsibility for these arrangements may be changed by the formal written agreement of Haoqing and PSJV.

8.2 Prices are FCA as agreed between the parties. Additional logistics costs for standard freight, insurance, export packaging, duty, and taxes, will be agreed among Haoqing, Seller, and the relevant freight providers, and will be paid by the Haoqing.

9. Prices, Invoices, and Payments

9.1. The Price per Component will be determined on “arms length terms”.

9.2. PSJV will invoice Haoqing in the form of invoice as agreed by Haoqing and PSJV on a monthly basis. Invoices may be generated electronically; provided however that Haoqing may request hard-copy summary invoices that total batches of individual invoices over a specified period, in order to satisfy VAT and Customs reporting requirements.

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9.3. Payment terms are 75 days net after date of invoiced has been issued. Haoqing will pay PSJV for the invoice in accordance with that.

9.4 Payment of all invoiced amounts will be in CNY/CNH, or such other currency as Haoqing and PSJV may agree, and against an invoice issued to Haoqing by PSJV or vice versa, by electronic means, if possible.

9.5. V A T is chargeable on all invoiced amounts only where required by local law and shall be borne by Haoqing. Haoqing may appoint an affiliate or Third Party to handle the requisite V A T registration and recovery.

10. Title Passage, Risk of loss, Warranty and Insurance

10.1. Title to each Component passes FCA to Haoqing unless otherwise agreed with PSJV in accordance with the provisions of Sections 4 and 5 of this Appendix, without prejudice to Haoqing’s right to reject Components under Section 6 hereof.

10.2. The risk of loss for each Component will pass to Haoqing when PSJV has delivered the Component to Haoqing in accordance with Sections 4 and 5 of this Appendix, upon entry into the delivery compound or Facility, provided that the risk in any Component that Haoqing rejects under Section 6 above reverts to PSJV immediately upon Haoqing giving notice to PSJV of the rejection.

10.3 Any Warranty Claim and Product Liability Claim shall be handled as stated in and in accordance to the policies agreed between the parties.

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Appendix B

DEFINITIONS

The following terms have the following meanings in this Agreement:

“Affiliate” means

a)	for PSJV, any other legal entity that, directly or indirectly, is controlled (individually or jointly) by:

i.	Polestar Automotive (Shanghai) Co., Ltd;

ii.	Polestar New Energy Vehicle Co., Ltd.;

ill.	Polestar Holding AB; or

iv.	Polestar Performance AB; and

b)

for Haoqing, Zhejiang Geely Holding Group Co., Ltd. and any other legal entity that, directly or indirectly, is controlled by Zhejiang Geely Holding Group Co., Ltd. however excluding PSJV and its Affiliates;

“control” for this purpose meaning ownership or control of at least fifty per cent (50%) of the voting stock, partnership interest or other ownership interest of such legal entity. The Parties, however, agree to renegotiate this definition of “Affiliate” in good faith if it in the future does not reflect the Parties’ intention at the time of signing this Agreement due to a restructuring or reorganisation in relation to either of the Parties.

“Agreement” means this Agreement as originally executed and as amended from time to time, together with its Appendices.

“Arm’s length principle”. The Price for any Component that PSJV manufactures or assembles for and supplies to Haoqing meets the arm’s length principle if the results of the transaction are consistent with the results that would have been realized if uncontrolled taxpayers had engaged in comparable transactions under comparable circumstances.

“Capacity Planning Volumes” means the annual Component Capacity planning volume mutually agreed between Haoqing and PSJV for which suppliers and the Parties should have installed Facilities and tooling.

“Component” means any part that is required to manufacture, assemble, or repair a Polestar Branded Vehicle.

“FCA” means such terms as are defined in Incoterms 2010.

“Excusable Delay” means any delay in making or accepting deliveries or performance (without fault or negligence on the part of the Party involved) which is due to a force majeure, meaning causes beyond its reasonable control including but without limitation, acts of God or of a public enemy; any preference,

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priority, or allocation order issued by government or any other act of government; any act of the other Party hereto; fires, floods, epidemics, quarantine restrictions, riots, strikes, labour disputes, freight embargoes, unusually severe weather, changes in law or government, or delays of a supplier due to such causes; or court order or acts (other than a court order brought about by the fault of the Party invoking the force majeure). “Excusable Delay” does not, however, mean or include financial difficulties of a Party that are not attributable directly to a force majeure.

“Facility” means a building, Plant, premise, machine, equipment, fixture, or fitting required to build and store the Components.

“ Intangibles” includes (but is not limited to) patents, designs, specifications, or other similar knowhow related to or associated with Vehicles or Components, including without limitation the Information defined herein.

“ Plant Quality Standards)” means those quality standards that are in place (and as amended in the future) in relation to VOLVO Plant Facilities.

“Information” means information, data knowledge, discovery, trade secret, invention, patented or patentable, process, method, plan, know-how and, in general, any news having a technical, economical, commercial or administrative nature, and including any drawing, document, magnetic equipment, software program, photo material, sample of material or any other material belonging to one of the Parties.

“Misbuild” means any Component whose specifications, features and options, as built by PSJV, do not match or comply with those on Haoqing’s Order for that Component, or any Component that is damaged, or has missing components, and for which such Misbuild reasonably is considered under commercial practices to be PSJV’s responsibility.

“Order” means a production order by Haoqing for the supply by PSJV of a finished (completely built) Component, containing (as the transaction, context, circumstance, or case may be) the detailed specifications and commercial data, transmitted electronically by Haoqing to PSJV or other Polestar Affiliate.

“Product Liability Claim” means any claim or lawsuit, by a Third Party, based upon personal injury or property damage allegedly resulting from a defect in a Vehicle or Component thereof.

“Plant” or “Plant Facility” means a specific Facility in which the manufacture or assembly of a Component or Components takes place.

“Price” is the individual unit price from time to time of each Component.

“Raw Materials” means the tangible components, materials, parts, or other items that are required to assemble or manufacture the Components.

“Supplies” means tangible shop supplies that are required or maintained in order to facilitate assembling or manufacturing the Components.

“Third Party” means any person not a Party or an Affiliate of a Party. “Unit” means an individual Component.

“Vehicle” means a Polestar Branded passenger car.

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“Warranty Claims” means those claims validly made by end user customers under the terms of the Parties’ customer warranties.

“Working Days” means a Day during which production, sales, or business activities are scheduled in the normal operation and ordinary course of Polestar business.